BIO-REFERENCE LABORATORIES, INC.
                            481 EDWARD H. ROSS DRIVE
                         ELMWOOD PARK, NEW JERSEY 07407
                                  201-791-2600

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 15, 2000

                                 ---------------

     The annual meeting of stockholders of Bio-Reference Laboratories, Inc. (the "Company") will be held at The Sheraton Crossroads Hotel, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495-0001, on Friday, December 15, 2000 at 9:00 A.M. local time, for the following purposes:

     1. To elect two directors to the Company's Board of Directors, each to serve for a term of three years and until his successor is duly elected and qualified (Proposal One).

     2. Ratification of Adoption of the 2000 Employee Incentive Stock Option Plan (Proposal Two).

     3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the close of business on Wednesday, November 15, 2000 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at the meeting or any adjournment thereof.

     Stockholders who do not expect to be present in person at the meeting are urged to date and sign the enclosed proxy and promptly mail it in the accompanying postage-paid envelope.

                                           By Order of the Board of Directors



                                           Marc D. Grodman
                                           PRESIDENT


Dated: November 20, 2000


     PLEASE COMPLETE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING BUT WILL, HOWEVER, HELP TO ASSURE A QUORUM AND AVOID ADDED PROXY SOLICITATION COSTS.

                        BIO-REFERENCE LABORATORIES, INC.
                            481 EDWARD H. ROSS DRIVE
                         ELMWOOD PARK, NEW JERSEY 07407
                                  201-791-2600

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 15, 2000

                                 ---------------


      This Proxy Statement of Bio-Reference Laboratories, Inc., a New Jersey corporation (the "Company") is first being mailed to Stockholders on or about November 20, 2000 in connection with the solicitation of proxies by the Company's Board of Directors to be used at the Annual Meeting of Stockholders of the Company to be held on Friday, December 15, 2000 at 9:00 A.M. (local time) at The Sheraton Crossroads Hotel, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495-0001. Accompanying this Proxy Statement is a Notice of Annual Meeting of Stockholders, a form of Proxy; a copy of the Company's 1999 Annual Report and a copy of the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2000 as filed with the Securities and Exchange Commission, each containing financial statements and related data.

      All proxies which are properly filled in, signed and returned to the Company prior to or at the Meeting will be voted in accordance with the instructions thereon. A proxy may be revoked by any stockholder giving the same prior to the exercise thereof by: (a) written notice delivered to the Company's principal offices prior to the commencement of the Meeting, (b) providing a signed proxy bearing a later date, or (c) appearing in person and voting at the Meeting. The Company intends to vote executed but unmarked proxies in favor of Proposals One and Two. Broker non-votes will be counted for purposes of determining a quorum but otherwise will be considered not represented with regard to voting on any matter with respect to which there is a broker non-vote. The Board has fixed the close of business on November 15, 2000 as the record date for the determination of stockholders who are entitled to notice of, and to vote at the meeting or any adjournment thereof.

      The expenses of preparing, assembling, printing and mailing the form of proxy and the material used in solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no additional compensation therefor) to solicit proxies personally, and by telephone. The Company has requested banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and will reimburse such persons for their services in doing so. The cost of such additional solicitation incurred otherwise than by use of the mails is estimated not to exceed $10,000.

VOTE REQUIRED, PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS OF MANAGEMENT

      At the record date, the Company had 8,505,632 shares of its Common Stock, $.01 par value (the "Common Stock") and 604,078 shares of its Series A - Senior Preferred Stock ("Series A Preferred Stock") outstanding, the holders of which are each entitled to one vote per share. The presence in person or by proxy of at least a majority of the outstanding Common Stock and Series A Preferred Stock voting together as one class is necessary to constitute a quorum at the meeting. Election of directors (Proposal One) and ratification of the adoption of the 2000 Employee Incentive Stock Option Plan (Proposal Two), each requires the affirmative vote of a majority of the votes cast on the Proposal by the holders of Common Stock and Series A Preferred Stock voting together as one class present in person or by proxy at the meeting.

      The following table sets forth information as of November 15, 2000 with respect to the ownership of Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and
(iv) all directors and executive officers as a group. The percentages have been calculated on the basis of treating as outstanding for a particular holder, all shares of Common Stock outstanding on said date owned by such holder and all shares of Common Stock issuable to such holder in the event of exercise or conversion of outstanding options, warrants and convertible securities including Series A Preferred Stock owned by such holder at said date which are exercisable or convertible within 60 days of such date.

                                                   SHARES OF
NAME AND ADDRESS OF                               COMMON STOCK        PERCENTAGE
 BENEFICIAL OWNER                             BENEFICIALLY OWNED(1)    OWNERSHIP
-------------------                           ---------------------   ----------
Directors and Executive Officers*
   Marc D. Grodman(2) ......................      1,673,845               17.8%
   Howard Dubinett (3) .....................        477,001                5.5%
   Sam Singer(4) ...........................        377,667                4.4%
   Frank DeVito(5) .........................         10,202                  --
   John Roglieri(6) ........................         31,667                  --
   Gary Lederman (7) .......................         25,200                  --
   Executive Officers and Directors  as a
     group (six persons)(2)(3)(4)(5)(6)(7) .      2,595,582               26.4%


----------------

* The address of all of the Company's directors and executive officers is c/o the Company, 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407.

(1) Except as otherwise noted, each holder named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned.

(2) Includes 608,100 shares owned directly by Dr. Grodman, 549,678 shares issuable upon conversion of Series A Preferred Stock and 300,000 shares issuable upon exercise of options. Also includes 121,667 shares owned directly and 54,400 shares issuable upon conversion of Series A Preferred Stock held by Dr. Grodman's wife, Pam Grodman, and a Company controlled by her and 40,000 shares owned by their minor children. Dr. Grodman disclaims beneficial ownership of these 216,067 shares.

(3) Includes 263,667 shares owned directly, and 213,334 shares issuable upon exercise of options.

(4) Includes 211,000 shares owned directly, and 166,667 shares issuable upon exercise of options.

(5) Includes 202 shares owned directly and 10,000 shares issuable upon exercise of warrants.

(6) Includes 1,667 shares owned directly and 30,000 shares issuable upon exercise of warrants.

(7) Includes 25,200 shares owned directly.

    The Company's executive officers and directors and members of their immediate families owning and having the right to vote an aggregate 1,875,581 shares (20,6%) of the Company's outstanding Common Stock and Series A Preferred Stock on a combined basis have stated their intention to vote their shares FOR the nominees for election as directors (Proposal One) and FOR the ratification of the adoption of the 2000 Employee Incentive Stock Option Plan (Proposal Two).

                        ACTION TO BE TAKEN AT THE MEETING

                              ELECTION OF DIRECTORS
                                 (PROPOSAL ONE)

      The number of directors on the Company's Board of Directors is currently fixed at six. The Company's Certificate of Incorporation divides the Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms. The Board is comprised of two Class I directors (Dr. Grodman and Mr. Dubinett), two Class II directors (Mr. Singer and Mr. DeVito) and two Class III directors (Dr. Roglieri and Mr. Lederman), whose terms expire upon the election and qualification of their successors at successive Annual Meetings held in 1998, 1999 and 2000 respectively. At each Annual Meeting of Stockholders, directors are elected for a full term of three years.

      Dr. Roglieri and Mr. Lederman (current Class III directors) are being proposed for re-election at this Annual Meeting of Stockholders, each to serve for a three-year term and until his successor is elected and qualifies. The shares represented by proxies will be voted in favor of the election as directors of Dr. Roglieri and Mr. Lederman who are the nominees of the Board of Directors for election and authority to vote for their election as Class III directors shall be deemed granted unless specifically withheld. Management has no reason to believe that either or both of such nominees for the office of director will not be available for election as a director. However, should either or both of them become unwilling or unable to accept nomination for election, it is intended that the individuals named in the enclosed proxy may vote for the election of such other person or persons as Management may recommend. The Company does not have a nominating committee. During the twelve month period ended October 31, 1999, the Company's Board of Directors held a total of three meetings.

      The following table sets forth certain information with respect to each of the directors and executive officers of the Company.

            NAME                  AGE        POSITION
            ----                  ---        --------
Marc D. Grodman, M.D. ........    49         Chairman of the Board, President,
                                               Chief Executive Officer and Director

Howard Dubinett ..............    49         Executive Vice President, Chief Operating
                                               Officer and Director

Sam Singer ...................    57         Vice President, Chief Financial Officer,
                                               Chief Accounting Officer and Director

Frank DeVito (b) .............    78         Director

John Roglieri, M.D. (b) ......    61         Director

Gary Lederman, Esq. (a) ......    66         Director

-------------------
(a) Chairman of the Audit Committee.
(b) Member of the Audit Committee.

     The Audit Committee confers with the Company's auditors and reviews, evaluates and advises the Board of Directors concerning the adequacy of the Company's accounting systems, its financial reporting practices, the maintenance of its books and records and its internal controls. In addition, the Audit Committee reviews the scope of the audit of the Company's financial statements and the results thereof.

     The Company does not have an Executive Committee. Officers are elected by and hold office at the discretion of the Board of Directors.

      The following is a brief account of the business experience of each director including each nominee for director of the Company.

      Marc D. Grodman, M.D. founded the Company in December 1981 and has been its Chairman of the Board, President, Chief Executive Officer and a Director since its formation. Dr. Grodman is an Assistant Professor of Clinical Medicine at Columbia University College of Physicians and Surgeons and Assistant Attending Physician at Presbyterian Hospital, New York City. From 1980 to 1983, Dr. Grodman attended the Kennedy School of Government at Harvard University and was a Primary Care Clinical Fellow at Massachusetts General Hospital. From 1982 to 1984, he was a medical consultant to the Metal Trades Department of the AFL-CIO. Dr. Grodman received a B.A. degree from the University of Pennsylvania in 1973 and an M.D. degree from Columbia University College of Physicians and Surgeons in 1977. Except for his part time duties as Assistant Professor of Clinical Medicine and Assistant Attending Physician at Columbia University and Presbyterian Hospital and his rendering of medical services on a part time basis to the Uniformed Firefighters Association of New York City, Dr. Grodman devotes all of his working time to the business of the Company.

      Howard Dubinett has been the Executive Vice-President and Chief Operating Officer of the Company since its formation in 1981. He became a Director of the Company in April 1986. Mr. Dubinett attended Rutgers University. Mr. Dubinett devotes all of his working time to the business of the Company.

      Sam Singer has been the Company's Vice President and Chief Financial Officer since October 1987 and a Director since November 1989. He is responsible for all of the Company's financial activities. Mr. Singer was the Controller for Sycomm Systems Corporation, a data processing and management consulting company, from 1981 to 1987, prior to joining the Company. He received a B.A. degree from Strayer College and an M.B.A. from Rutgers University. Mr. Singer devotes all of his working time to the business of the Company.

      Frank DeVito became a Director of the Company in April 1986. Mr. DeVito, who is now retired, served as Vice President of the New Jersey State AFL-CIO and from 1960 until December 1985 was President of AFL-CIO United Food and
Commercial Workers, Local 1245. Mr. DeVito is also the former president of Benefit Plan Services of New Jersey, a medical insurance consulting company. From 1981 through December 1985 Mr. DeVito was also President of United Food and Commercial Workers District Council of Metropolitan New York and Northern New Jersey, which was comprised of 35 local unions with approximately 150,000 members.

      John Roglieri, M.D. became a Director of the Company in September 1995. He is an Assistant Professor of Clinical Medicine at Columbia University's College of Physicians and Surgeons and an Assistant Attending Physician at Presbyterian Hospital, New York City. Dr. Roglieri received a B.S. degree in Chemical Engineering and a B.A. degree in Applied Sciences from Lehigh University in 1960, an M.D. degree from Harvard Medical School in 1966, and a Master's degree from Columbia University School of Business in 1978. From 1969 until 1971, he was a Senior Assistant Surgeon in the U.S. Public Health Service in Washington. From 1971 until 1973 he was a Clinical and Research Fellow at Massachusetts General Hospital. From 1973 until 1975, he was Director of the Robert Wood
Johnson Clinical Scholars program at Columbia University. In 1975 he was appointed Vice-President Ambulatory Services at Presbyterian Hospital, a position which he held until 1980. Since 1980, he has maintained a private practice of internal medicine at Columbia-Presbyterian Medical Center. From 1988 until 1992, he was also Director of the Employee Health Service at Presbyterian Hospital. From 1992 through 1999, Dr. Roglieri was the Corporate Medical Director of NYLCare, a managed care subsidiary of New York Life. Dr. Roglieri is currently the chief medical officer of Physician WebLink, a New York metropolitan area physician practice management company. He is a member of advisory boards to several pharmaceutical companies, a member of the Editorial Advisory Board of the journal Managed Care and a biographee of Who's Who in America.

      Gary Lederman, Esq. became a director of the Company in May 1997. He received his B.A. from Brooklyn College in 1954 and his J.D. from NYU Law School in 1957. He was manager of Locals 370, 491 and 662 of the U.F.C.W. International Union from 1961 to 1985. He is retired from the unions and has been a lecturer at Queensboro Community College in the field of insurance. He currently serves on an institutional review board for RTL, a pharmaceutical drug testing laboratory.

     There are no family relationships between or among any directors or executive officers of the Company.

COMPLIANCE WITH SECTION 16 (A) OF THE EXCHANGE ACT

     Based solely upon a review of Forms 3 and 4 and any amendments thereto furnished to the Company pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, or representations that no Forms 5 were required, the Company believes that with respect to fiscal 1999, its officers, directors and beneficial owners of more than 10% of its equity securities timely complied with all applicable Section 16(a) filing requirements thereunder.

                  INFORMATION REGARDING EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid or accrued by the Company during the year ended October 31, 1999 to its Chief Executive Officer and its other executive officers who were serving as executive officers of the Company on October 31, 1999. All of the Company's group life, health, hospitalization or medical reimbursement plans, if any, do not discriminate in scope, terms or operation in favor of the executive officers or directors of the Company and are generally available to all salaried employees.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                              ANNUAL COMPENSATION                  COMPENSATION
                                             --------------------- -----------------------------------------------
                           YEAR                          OTHER     RESTRICTED
NAME AND                  ENDED                         ANNUAL        STOCK     OPTIONS      LTIP     ALL OTHER
PRINCIPAL POSITION        10/31    SALARY      BONUS  COMPENSATION   AWARDS(1)    SARS      PAYOUTS  COMPENSATION
------------------------  ------  --------   --------  ----------- -----------  --------    -------  -------------
                                                                                                         <C
 Marc D. Grodman M.D.     1999    $306,557   $125,000     $-0-         -0-         -0-       $-0-        $-0-
   President and Chief    1998    $305,653   $125,000     $-0-         -0-         -0-       $-0-        $-0-
   Executive Officer      1997    $265,697   $ 90,000     $-0-     300,000shs 300,000shs(2)  $-0-        $-0-
Howard Dubinett           1999    $160,004   $ 60,000     $-0-         -0-                   $-0-        $-0-
   Executive Vice         1998    $157,622   $ 57,750     $-0-         -0-                   $-0-        $-0-
   President and Chief    1997    $148,417   $ 43,000     $-0-     240,000shs  213,334shs    $-0-        $-0-
   Operating Officer
Sam Singer                1999    $158,002   $ 60,000     $-0-         -0-         -0-       $-0-        $-0-
   Vice President and     1998    $156,333   $ 57,750     $-0-         -0-         -0-       $-0-        $-0-
   Chief Financial and    1997    $147,455   $ 43,000     $-0-     200,000shs  116,667shs    $-0-        $-0-
   Accounting Officer

-------------
(1) In connection with their acceptance of the terms of new employment agreements, the Company's Board of Directors on May 13, 1997 authorized the issuance to Dr. Grodman, Mr. Dubinett and Mr. Singer of 300,000, 240,000 and 200,000 shares of Common Stock respectively. The shares were forfeitable in part in various amounts if the employee's employment was terminated "for cause" or at his option "without good reason" prior to May 1, 2000. See "Employment Agreements with Executive Officers" herein.
(2) Does not include 604,078 shares of Common Stock issuable upon conversion of 604,078 shares of Series A Preferred Stock owned by Dr. Grodman, his wife and a corporation controlled by her (collectively the "Grodman Group"). On May 13, 1997 pursuant to a recapitalization, the previously outstanding Senior Preferred Stock owned by the Grodman Group convertible into an aggregate 604,078 shares of Common Stock on or before April 20, 2003 at a conversion price of $1.50 per share was retired in exchange for a new class of Series A Preferred Stock convertible into an aggregate 604,078 shares of Common Stock on or before May 1, 2007 at a conversion price of $.75 per share.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

      On May 13, 1997, Dr. Grodman agreed to the terms of a new employment agreement pursuant to which he would serve as president and chief executive officer devoting at least 90% of his working time to the business of the Company. The agreement provides (i) for a seven-year term commencing November 1, 1997; (ii) a minimum annual Base Compensation consisting of salary and bonus in the aggregate amount of $395,000 subject to increases based on increases in the Consumer Price Index as well as increases at the discretion of the board of directors; (iii) typical health insurance coverage and an initial $2,000,000 face amount of "split dollar" life insurance insuring Dr. Grodman's life and payable to his estate (excluding benefits required to be paid to the Company pursuant to the split dollar plan) which amount was increased to $4,000,000 during fiscal year 1999; (iv) the leasing of an automobile for his use; (v) participation in fringe benefit, bonus, pension, profit sharing, and similar plans maintained for the Company's employees; (vi) disability benefits; (vii) certain termination benefits; and (viii) in the event of termination due to a change in control of the Company, a severance payment equal to 2.99 times Dr. Grodman's average annual compensation during the preceding five years.

      In consideration for Dr. Grodman's acceptance of the terms of the employment agreement, the Board of Directors authorized the issuance to Dr. Grodman of (a) 300,000 shares of the Company's Common Stock, partially subject to forfeiture, (b) five-year incentive stock options ("ISOs") exercisable to purchase 100,000 shares of Common Stock at $.790625 per share, and (c) ten-year non-qualified stock options ("NQOs") exercisable to purchase 200,000 shares of Common Stock at $.71875 per share. The ISOs are only exercisable while Dr. Grodman is employed by the Company. The NQOs expire if Dr. Grodman's employment agreement is terminated by the Company "For Cause" or at his option, "Without Good Reason."

      The 300,000 shares of Common Stock issued to Dr. Grodman were forfeitable in part on the following basis if his employment agreement was terminated by the Company "For Cause" or at Dr. Grodman's option "Without Good Reason."

               IF TERMINATION "FOR CAUSE"
                OR "WITHOUT GOOD REASON"
              OCCURS DURING THE FOLLOWING                 NUMBER OF SHARES
                        PERIODS                               FORFEITED
              ----------------------------                -----------------
           May 1, 1997 through April 30, 1998 ...........   225,000 shs.
           May 1, 1998 through April 30, 1999 ...........   150,000 shs.
           May 1, 1999 through April 30, 2000 ...........    75,000 shs.

      Dr. Grodman continues to be employed by the Company at the date of this Proxy Statement so that the forfeiture provisions are no longer applicable.

      Also on May 13, 1997, Mr. Dubinett agreed to the terms of a new employment agreement pursuant to which he would serve as executive vice president and chief operating officer of the Company. The agreement provides (i) for a five and one-half year term commencing May 1, 1997; (ii) a minimum annual Base Compensation commencing November 1, 1997 consisting of salary and bonus in the aggregate amount of $220,000 subject to increases based on increases in the Consumer Price Index as well as increases at the discretion of the board of directors; (iii) typical health insurance coverage and $500,000 face amount of "split dollar" life insurance insuring Mr. Dubinett's life and payable to his estate (excluding benefits required to be paid to the Company pursuant to the split dollar plan) which amount was increased to $1,000,000 during fiscal year 1999; (iv) the leasing of an automobile for his use; (v) participation in fringe benefit, bonus, pension, profit sharing, and similar plans maintained for the Company's employees; (vi) disability benefits; (vii) certain termination benefits; and (viii) in the event of termination due to a change in control of the Company, a severance payment equal to 2.99 times Mr. Dubinett's average annual compensation during the preceding five years.

      In consideration for Mr. Dubinett's acceptance of the terms of the employment agreement, the Board of Directors authorized the issuance to Mr. Dubinett of (a) 240,000 shares of the Company's Common Stock, partially subject to forfeiture and (b) ten-year ISOs exercisable to purchase 60,000 shares of Common Stock at $.71875 per share. The ISOs are only exercisable while Mr. Dubinett is employed by the Company.

     The 240,000 shares of Common Stock issued to Mr. Dubinett were forfeitable in part on the following basis if his employment agreement was terminated by the Company "For Cause" or at Mr. Dubinett's option "Without Good Reason."

                 IF TERMINATION "FOR CAUSE"
                  OR "WITHOUT GOOD REASON"
                OCCURS DURING THE FOLLOWING                   NUMBER OF SHARES
                           PERIODS                               FORFEITED
                ----------------------------                  ----------------
             May 1, 1997 through April 30, 1998 .............   180,000 shs.
             May 1, 1998 through April 30, 1999 .............   120,000 shs.
             May 1, 1999 through April 30, 2000 .............    60,000 shs.

      Mr. Dubinett continues to be employed by the Company at the date of this Proxy Statement so that the forfeiture provisions are no longer applicable.

     Also on May 13, 1997, Mr. Singer agreed to the terms of a new employment agreement pursuant to which he would serve as vice president and chief financial officer of the Company. The agreement provides (i) for a five and one-half year term commencing May 1, 1997; (ii) a minimum annual Base Compensation commencing November 1, 1997 consisting of salary and bonus in the aggregate amount of $220,000 subject to increases based on increases in the Consumer Price Index as well as increases at the discretion of the board of directors; (iii) typical health insurance coverage and $400,000 face amount of "split dollar" life insurance insuring Mr. Singer's life and payable to his estate (excluding benefits required to be paid to the Company pursuant to the split dollar plan) which amount was increased to $800,000 during fiscal year 1999; (iv) the leasing of an automobile for his use; (v) participation in fringe benefit, bonus, pension, profit sharing, and similar plans maintained for the Company's employees; (vi) disability benefits; (vii) certain termination benefits; and
(viii) in the event of termination due to a change in control of the Company, a severance payment equal to 2.99 times Mr. Singer's average annual compensation during the preceding five years.

     In consideration for Mr. Singer's acceptance of the terms of the employment agreement, the Board of Directors authorized the issuance to Mr. Singer of (a) 200,000 shares of the Company's Common Stock, partially subject to forfeiture and (b) ten-year ISOs exercisable to purchase 50,000 shares of Common Stock at $.71875 per share. The ISOs are only exercisable while Mr. Singer is employed by the Company.

     The 200,000 shares of Common Stock issued to Mr. Singer were forfeitable in part on the following basis if his employment agreement was terminated by the Company "For Cause" or at Mr. Singer's option "Without Good Reason."

                IF TERMINATION "FOR CAUSE"
                 OR "WITHOUT GOOD REASON"
               OCCURS DURING THE FOLLOWING                    NUMBER OF SHARES
                         PERIODS                                  FORFEITED
               --------------------------------               -----------------
             May 1, 1997 through April 30, 1998 .............   150,000 shs.
             May 1, 1998 through April 30, 1999 .............   100,000 shs.
             May 1, 1999 through April 30, 2000 .............    50,000 shs.

      Mr. Singer continues to be employed by the Company at the date of this Proxy Statement so that the forfeiture provisions are no longer applicable.

STOCK OPTIONS

      In July 1989, the Company's Board of Directors adopted the 1989 Employees Stock Option Plan (the "1989 Plan") which was approved by shareholders in November 1989. The 1989 Plan, which expired during fiscal 1999, provided for the grant of options to purchase up to 666,667 shares of Common Stock. Under the terms of the 1989 Plan, options granted thereunder could be designated as options which qualify for incentive stock option treatment ("ISOs") under
Section 422 of the Code, or options which do not so qualify ("NQOs").

      The 1989 Plan was administered by the Board of Directors. The Board had the discretion to determine the eligible employees to whom, and the times and the price at which, options would be granted; whether such options would be ISOs or Non-ISOs; the periods during which options would be exercisable; and the number of shares subject to each option. The Board had full authority to interpret the 1989 Plan and to establish and amend rules and regulations relating thereto.

      Under the 1989 Plan, the exercise price of an option designated as an ISO could not be less than the fair market value of the Common Stock on the date the option was granted. However, in the event an option designated as an ISO was granted to a 10% shareholder (as defined in the 1989 Plan) such exercise price was required to be at least 110% of such fair market value. Exercise prices of Non-ISO options could be less than such fair market value. The aggregate fair market value of shares of Common Stock with respect to which options designated as ISOs were exercisable for the first time by a grantee under the 1989 Plan during any calendar year could not exceed $100,000.

      As  described  above,  on May 13,  1997,  the Board of  Directors  granted five-year ISOs under the Plan to Dr. Grodman, exercisable to purchase 100,000 shares of the Company's Common Stock at an exercise price of $.790625 per share (equal to 110% of the last sale price for the Common Stock on NASDAQ on May 12,
1997). The board also granted ten-year ISOs under the Plan to Mr. Dubinett and Mr. Singer exercisable to purchase 60,000 shares and 50,000 shares of Common Stock respectively at an exercise price of $.71875 per share (equal to the last sale price for the Common Stock on NASDAQ on May 12, 1997). In addition, the Board granted ten-year NQOs to Dr. Grodman, exercisable to purchase 200,000 shares of Common Stock at an exercise price of $.71875 per share.

      At the same May 13, 1997 directors' meeting, in order to improve employee morale, the Board canceled all other outstanding ISOs exercisable to purchase an aggregate 448,710 shares of Common Stock at exercise prices ranging from $1.3434 to $3.00 per share, and granted new ten-year ISOs under the Plan to 23 employees exercisable to purchase an aggregate 448,710 shares of Common Stock at an exercise price of $.71875 per share. Included in this grant were ISOs issued to Mr. Dubinett and Mr. Singer exercisable to purchase 153,334 shares and 116,667 shares respectively. (These ISOs replaced ISOs previously granted to said two individuals to purchase 153,334 shares and 116,667 shares respectively at exercise prices ranging from $1.3125 to $1.50 per share.)

      Also on May 13, 1997, the Board of Directors granted five-year NQOs to 31 employees, exercisable to purchase an aggregate 136,100 shares of Common Stock at $.71875 per share but only while the optionee was employed by the Company.

      On May 13, 1997, the Board also issued five-year warrants to each of its three outside directors, exercisable to purchase 10,000 shares (30,000 in the aggregate) of Common Stock at an exercise price of $.71875 per share, but only while serving as a director. At the same time, the Board reduced the exercise price on warrants held by one outside director, John Roglieri, exercisable to purchase 23,334 shares ranging from $3.00 per share to $3.75 per share to $.71875 per share and issued five-year warrants to another outside director, Gary Lederman, exercisable to purchase 5,200 shares at $.71875 per share.

      On June 30, 1999, the Board ratified the grant of five-year NQOs to three employees, exercisable to purchase an aggregate 150,000 shares of Common Stock at prices ranging from $.594 to $.719 per share but only while the optionee was employed by the Company. The option exercise prices were based on the market prices for the Common Stock on the respective dates when employment commenced for each of the three employees.

      No stock options were granted during fiscal 1999 to any executive officer.

      On August 25, 2000, the Board ratified the grant of NQOs exercisable to purchase an aggregate 170,000 shares of Common Stock at prices ranging from $1.19 to $1.656 per share. The NQOs are exercisable over terms ranging from two years to five years and were granted in accordance with an employment agreement executed in November 1998 and four financial consulting and consulting service agreements executed between February and August 2000. The option exercise prices were equal to the market prices for the Common Stock on the respective trading days immediately preceding the effective date of each such agreement.

      The following table sets forth certain information concerning unexercised options for each of the executive officers named in the "Summary Compensation Table." No options were exercised by any of such individuals in fiscal 1999.

                       1999 FISCAL YEAR-END OPTION VALUES

                          NUMBER OF UNEXERCISED OPTIONS
                             AT 1999 FISCAL YEAR-END


                                                                VALUE OF
                                                               UNEXERCISED
                                                              IN-THE-MONEY
NAME                      EXERCISABLE      UNEXERCISABLE   OPTIONS AT 10/31/99
-----                     -----------      -------------   -------------------
Marc D. Grodman             200,000             -0-             $ 50,000
                            100,000             -0-             $ 17,813
Howard Dubinet              213,334             -0-             $ 53,333
Sam Singer                  166,667             -0-             $ 41,667

      See Proposal Two herein as to the proposed ratification of the adoption of the Company's 2000 Employee Incentive Stock Option Plan for information concerning the grant of options thereunder subject to stockholder ratification of such adoption.

DIRECTORS' COMPENSATION

      Each director who is not an employee of the Company is paid a $1,000 per quarter director's fee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In July 1989, the Company discontinued the operation of its Med-Mobile Division. At such time, Dr. Grodman, as the Associated Physician, was indebted to the Company in the amount of $235,354 in connection with the operation of this division. Pursuant to an October 1, 1989 Settlement Agreement, Dr. Grodman issued a $235,354 promissory note to the Company bearing interest at 10% per annum and payable at the rate of $50,000 per annum in payment of this indebtedness. On April 30, 1992, the Board of Directors amended this agreement in consideration for Dr. Grodman's personal guarantee of the Company's $2,500,000 financing arrangement with Towers Financial Corporation, suspending all rental and interest charges for periods subsequent to November 1, 1991. As of October 31, 1999, $138,518 in outstanding principal, interest and van rentals was due from Dr. Grodman.

      On April 20, 1993, in order to facilitate the Company's 1993 proposed public offering, Dr. Grodman canceled his pro rata option contained in his employment agreement and all other outstanding options and warrants to purchase shares of Common Stock held by Dr. Grodman, his wife and an affiliated entity (the "Grodman Group") exercisable to purchase an aggregate 604,078 shares of Common Stock at prices ranging from $1.4438 to $1.50 or an average price of $1.47 per share, in consideration for the issuance to the Grodman Group of 604,078 shares of a new class of senior preferred stock, $.10 par value per share ("Senior Preferred Stock"). Each share of Senior Preferred Stock had the same voting rights (one vote per share), dividend rights and liquidation rights as each share of Common Stock and for a period of 10 years after issuance, was convertible into one share of Common Stock upon payment of a conversion price of $1.50 per share. The 604,078 shares of Senior Preferred Stock were issued to the Grodman Group on August 23, 1993.

     On May 13, 1997 pursuant to a recapitalization, the Senior Preferred was retired in exchange for a new class of Senior Preferred Stock (the "Series A Preferred Stock") issued to the Grodman Group. The new Series A Preferred Stock is convertible into an aggregate 604,078 shares of Common Stock on or before May 1, 2007 at a conversion price of $.75 per share and has the same voting rights (one vote per share), dividend rights and liquidation rights as each share of Common Stock.

COMPENSATION COMMITTEE (BOARD OF DIRECTORS) INTERLOCKS

      The Company does not have a compensation committee. Compensation decisions regarding the executive officers of the Company are made by the members of the Board of Directors acting as a whole including the three executive officers, Dr. Grodman, Mr. Dubinett and Mr. Singer. No member of the Board votes with respect to his own compensation.

                   BOARD OF DIRECTORS' REPORT ON COMPENSATION

     The Board of Directors, including the Company's three executive officers, are responsible for reviewing the compensation paid to the Company's executive officers, provided that none of the Company's executive officers votes with respect to his own compensation package.

     In determining the compensation packages granted to the Company's three executive officers in fiscal 1997 and the bonuses awarded them with respect to fiscal 1999, the Board of Directors took into account the backgrounds, employment histories, achievements and prior compensation of Dr. Grodman, Mr. Dubinett and Mr. Singer, the benefits to be obtained by the Company from their employment in light of the current state of the medical testing laboratory industry, the Company's current status and its anticipated future development. The Board took into account information relating to compensation of principal officers of public and non-public corporations, both in the health field and in general. As a result, the Board determined that the base compensation provided by the employment packages for the three employees was generally in line with packages for comparable positions with comparable companies and that the upside potential in the packages was principally provided by the Restricted Stock issued, subject to forfeiture, and the Stock Options granted to each individual with benefits thereunder accruing to the individual only to the extent he remains employed by the Company with respect to the Restricted Stock and only to the extent the market price for the Common Stock increases over the exercise price of the options, with respect to the options. The Board also determined that the bonuses paid with respect to fiscal 1999 were reasonable in relationship to the services performed, the responsibilities assumed and the results obtained.

                                                Board of Directors

                                                     Marc D. Grodman
                                                     Howard Dubinett
                                                     Sam Singer
                                                     Frank DeVito
                                                     John Roglieri
                                                     Gary Lederman

             RATIFICATION OF ADOPTION OF THE 2000 EMPLOYEE INCENTIVE
                                STOCK OPTION PLAN

                                 (PROPOSAL TWO)

      On August 25, 2000, the Board of Directors adopted the 2000 Employee Incentive Stock Option Plan (the "Plan") reserving an aggregate 800,000 shares of Common Stock for issuance upon exercise of incentive stock options ("ISOs") which may be granted under the Plan. On the same date, the Board granted ISOs pursuant to the Plan to five key employees exercisable to purchase an aggregate 235,000 shares of the Common Stock reserved for issuance under the Plan at an exercise price of $1.4375 per share (the mean between the closing bid and ask prices for the Common Stock in the over-the-counter market on August 24, 2000). The ISOs are subject to stockholder ratification of the adoption of the Plan which ratification is being sought at this December 15, 2000 Annual Meeting of Stockholders.

DESCRIPTION OF THE PLAN

      The Plan authorizes the grant of options which qualify for ISO treatment under Section 422 of the Internal Revenue Code, as amended (the "Code") to purchase up to a maximum aggregate 800,000 shares of the Company's Common Stock. Options may only be granted under the Plan to employees of the Company and its subsidiaries (including officers and directors who are also employees).

      The Plan is administered by the Board of Directors or by a Stock Option Committee designated by the Board of Directors. The Board or the Stock Option Committee, as the case may be, has the discretion to determine the eligible employees to whom, and the price (not less than the fair market value on the date of grant) at which options will be granted; the periods during which each option is exercisable; and the number of shares subject to each option. The Board or the Stock Option Committee has the authority to interpret the Plan and to establish and amend rules and regulations relating thereto.

      The Plan provides that the exercise price of an option granted thereunder shall not be less than the fair market value of the Common Stock on the date the option is granted. However, in the event an option is granted under the Plan to a holder of 10% or more of the Company's outstanding Common Stock, the exercise price must be at least 110% of such fair market value. Under the Plan, options must be granted before the August 24, 2010 Termination Date. No option may have a term longer than ten years (limited to five years in the case of an option granted to a 10% or greater stockholder of the Company). The aggregate fair market value of the Company's Common Stock with respect to which options are exercisable for the first time by a grantee under the Plan during any calendar year cannot exceed $100,000. Options granted under the Plan are non-transferable and must be exercised by an optionee, if at all, while employed by the Company or a subsidiary or within three months after termination of such optionee's employment due to retirement, or within one year of such termination if due to disability or death. The Board or the Stock Option Committee, as the case may be, may, in its sole discretion, cause the Company to lend money to or guaranty any obligation of an employee for the purpose of enabling such employee to exercise an option granted under the Plan provided that such loan or obligation cannot exceed fifty percent (50%) of the exercise price of such option.

OPTIONS GRANTED UNDER THE PLAN

      To date, the sole options granted under the Plan were the ISOs granted on August 25, 2000 to five key employees exercisable to purchase an aggregate 235,000 shares of Common Stock at an exercise of $1.4375 per share. All of these ISOs are subject to stockholder ratification of the adoption of the Plan. Four of these employees were granted a portion of these ISOs exercisable over a ten year period to purchase an aggregate 35,000 shares of Common Stock. The fifth employee was granted the remaining ISOs exercisable to purchase an aggregate 200,000 shares of Common Stock but vesting at the rate of 50,000 shares annually after January 31 of each year, commencing January 31, 2002, provided in each case that the Company realizes certain stipulated net revenues from laboratory operations in the immediately preceding fiscal year.

TAX INFORMATION

     Assuming stockholder approval of the Plan and qualification of the option as an ISO, the optionee will not recognize any taxable income at the time of grant nor at the time of exercise of the option. Upon an optionee's resale of shares purchased upon exercise of an option, any difference between the sale price and the exercise price not subject to a disqualifying disposition, will be treated as capital gain or loss and will generally qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.

     The Company will generally not be entitled to a tax deduction with respect to an ISO granted under the Plan.

     The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of options or upon the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside, nor does it reflect the tax consequences of an optionee's death.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE ADOPTION OF THE 2000 EMPLOYEE INCENTIVE STOCK OPTION PLAN.


                             STOCK PRICE PERFORMANCE

     Set forth below is a line graph comparing the yearly cumulative total shareholder return on the Company's Common Stock for the five fiscal years ended October 31, 1999 based on the market price of the Common Stock, with the cumulative total return of companies in the S&P 500 Composite and with a peer group of twelve publicly owned medical laboratories.

                      COMPARISON OF FIVE YEAR TOTAL RETURN
                      FOR BIO-REFERENCE LABORATORIES, INC.,
                              S&P 500 COMPOSITE AND
                          MEDICAL LABORATORY PEER GROUP


              [Table below represents line chart in printed piece]

                      Years
                      Ending            Dollars
                     -------     ----------------------
                     Oct. 94     100      100      100
                     Oct. 95     84.78    126.44   69.5
                     Oct. 96     26.09    156.9    40.96
                     Oct. 97     27.72    207.29   34.57
                     Oct. 98     19.57    252.88   27.49
                     Oct. 99     16.85    317.79   32.92

      The Medical  Laboratory  peer group  consists of the following  companies:
Ameripath, Inc., Dianon Systems Inc, Impath Inc, LabOne, Inc, Laboratory CP of Amer Holdgs, MDS Inc., Medtox Scientific Inc, Pharmchem Inc., Quest Diagnostics Inc, US Diagnostics, Inc., Uniholding Corp. and Urocor Inc.

AUDITORS

      The firm of Moore Stephens, P.C., certified public accountants, has been selected by the Board of Directors to audit the accounts of the Company and its subsidiaries for the fiscal year ending October 31, 2000. Moore Stephens, P.C. and its predecessor firm have served as the Company's auditors since 1988. Representatives of such firm are not expected to be present at the December 15, 2000 Annual Meeting of Stockholders.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

      Under current rules of the Securities and Exchange Commission, stockholders wishing to submit proposals for inclusion in the Proxy Statement of the Board of Directors for the 2000 Annual Meeting of Stockholders (expected to be held during the first half of calendar 2001), must submit such proposals so as to be received by the Company at 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407 on or before February 28, 2001.

                                  OTHER MATTERS

      Management does not know of any other matters which are likely to be brought before the Meeting. However, in the event that any other matters properly come before the Meeting, the persons named in the enclosed proxy will vote said proxy in accordance with their judgment in said matters.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or part of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's Web Site (http;//wwwsec.gov).


                                          By Order of the Board of Directors



                                                   Marc D. Grodman
                                                       PRESIDENT
Elmwood Park, New Jersey
November 20, 2000

                        BIO-REFERENCE LABORATORIES, INC.

          REVOCABLE PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 15, 2000

     The undersigned, a stockholder of BIO-REFERENCE LABORATORIES, INC.(the "Company") hereby appoints Marc D. Grodman and Howard Dubinett or either of them, as proxy or proxies of the undersigned, with full power of substitution, to vote, in the name, place and stead of the undersigned, with all of the powers which the undersigned would possess if personally present, on behalf of the undersigned, all the shares which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of BIO-REFERENCE LABORATORIES, INC. to be held at 9:00 A.M. (local time) on Friday, December 15, 2000, at The Sheraton Crossroads Hotel, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495-0001 and at any and all adjournments thereof. The undersigned directs that this Proxy be voted as follows:

     1) To elect two Class III directors, each to serve for a term of three years and until his successor is elected and qualified (Proposal One).
        [ ] FOR all nominees  listed below (except as marked to the contrary below)
        [ ] WITHHOLD AUTHORITY to vote for all nominees listed below
               Nominees: JOHN ROGLIERI, GARY LEDERMAN
              (Instructions: To withhold  authority  for an  individual nominee, write that nominee's name on the line provided.)

--------------------------------------------------------------------------------
     2) To ratify adoption of the 2000 Employee Incentive Stock Option plan (Proposal Two).

                  FOR [ ]             AGAINST [ ]                 ABSTAIN [ ]


     3) In their discretion, on all other matters as shall properly come before the meeting

                  AUTHORITY GRANTED [ ]                AUTHORITY WITHHELD [ ]

                                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE FOREGOING.
UNLESS OTHERWISE SPECIFIED AS ABOVE PROVIDED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS (PROPOSAL ONE) AND "FOR" RATIFICATION OF THE ADOPTION OF THE 2000 EMPLOYEE INCENTIVE STOCK OPTION PLAN AS SET FORTH IN THE PROXY STATEMENT. IN ADDITION, DISCRETIONARY AUTHORITY IS CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING UNLESS SUCH AUTHORITY IS SPECIFICALLY WITHHELD. STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE.

                                          Dated:__________________________, 2000

                                          --------------------------------------

                                          --------------------------------------
                                                (Signature of Stockholder)

                                          Please  date and sign  exactly as name
                                          appears on this  Proxy.  If shares are
                                          registered in more than one name,  the
                                          signatures  of all  such  persons  are
                                          required. A corporation should sign in
                                          its  full  corporate  name  by a  duly
                                          authorized officer, stating his title.
                                          Trustees,  guardians,   executors  and
                                          administrators  should  sign in  their
                                          official  capacity,  giving their full
                                          title  as  such.  If  a   partnership,
                                          please  sign  in  partnership  name by
                                          authorized person.

                                          PLEASE  MARK,  SIGN,  DATE AND  RETURN
                                          YOUR  PROXY  PROMPTLY.  NO  POSTAGE IS
                                          REQUIRED IF  RETURNED IN THE  ENCLOSED
                                          ENVELOPE  AND  MAILED  IN  THE  UNITED
                                          STATES.   RECEIPT  OF  THE  NOTICE  OF
                                          ANNUAL  MEETING OF  STOCKHOLDERS,  THE
                                          ACCOMPANYING  PROXY  STATEMENT  OF THE
                                          BOARD  OF  DIRECTORS,   THE  COMPANY'S
                                          ANNUAL   REPORT  FOR  THE  YEAR  ENDED
                                          OCTOBER  31,  1999  AND THE  COMPANY'S
                                          QUARTERLY  REPORT ON FORM 10-Q FOR THE
                                          QUARTER   ENDED  JULY  31,  2000,   IS
                                          ACKNOWLEDGED.



                  PLEASE SIGN AND RETURN THIS PROXY PROMPTLY
        No postage is Required if Returned in the Enclosed Envelope and
                           Mailed in the United States